Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-230675 on Form S-8 of Bally’s Corporation of our report dated March 15, 2021, relating to the financial statements of Columbia Properties Tahoe, LLC, d/b/a MontBleu Casino Resort & Spa appearing in this Form 8-K of Bally’s Corporation dated March 16, 2021.

/s/ Deloitte & Touche LLP

Las Vegas, NV
March 16, 2021